Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:     James Winschel, Senior Vice President and Chief Financial Officer
Jill Baker, Corporate Vice President of Investor Relations
+1-781-434-4118

PAREXEL INTERNATIONAL REPORTS THIRD QUARTER FISCAL YEAR 2013 RESULTS

•	Service revenue of $454.5 million, up 27.7% year-over-year

•	GAAP operating margin of 8.1% improves sequentially from 7.4% in the second quarter

•	CRS gross margin improves sequentially to 27.9% from 24.4% in the second quarter

•	GAAP diluted earnings per share of $0.50 increases 31.6% year-over-year

•	Net new business wins of $539.1 million; net book-to-bill ratio of 1.19

•	Company increases revenue and EPS guidance for FY 2013 and Calendar Year

Boston, MA, April 30, 2013 - PAREXEL International Corporation (NASDAQ: PRXL) today reported financial results for the third quarter of Fiscal Year 2013, which ended on March 31, 2013.

For the three months ended March 31, 2013 consolidated service revenue increased by 27.7% to $454.5 million compared with $356.0 million in the prior year period. Excluding the negative impact from foreign exchange movements in the current quarter of $2.2 million, revenue increased 28.3%. Liquent, Inc. contributed $9.3 million to revenue in the quarter. On a constant currency, same store basis, revenue growth was 25.7%. Operating income as reported under Generally Accepted Accounting Principles (GAAP) totaled $36.6 million, or 8.1% of service revenue, in the third quarter of Fiscal Year 2013, as compared with $28.2 million, or 7.9% of service revenue, in the comparable quarter of the prior year. GAAP net income for the quarter totaled $29.5 million, or $0.50 per diluted share, compared with a GAAP net income of $22.9 million, or $0.38 per diluted share for the quarter ended March 31, 2012. GAAP diluted earnings per share grew 31.6% year-over-year.

The financial results of the March quarter in the current and prior periods each included special items, as detailed in the financial charts within this press release. Excluding the impact of special items, adjusted operating income in the third quarter of Fiscal Year 2013 was $37.3 million, or 8.2% of service revenue. Excluding the impact of special items, adjusted operating income in the third quarter of Fiscal Year 2012 was $30.0 million, or 8.4% of service revenue. Adjusted net income in the current and prior period (which exclude the special items referenced above) was $29.5 million, or $0.50 per diluted share in the quarter ended March 31, 2013, and was $19.9 million, or $0.33 per diluted share in the quarter ended March 31, 2012. Adjusted earnings per share grew 51.5% year-over-year.

The GAAP tax rate for the third quarter of Fiscal Year 2013 was 17.6% compared with negative 4.2% in the prior year quarter. Excluding special items as detailed in the financial charts within this press release, the adjusted tax rate in the March 2013 quarter was 19.6%, compared with 16.4% in the March 2012 quarter. The third quarter tax rate included the impact of U.S. tax law changes enacted in January 2013, which were retroactive for the Company to July 1, 2012, as well as certain other favorable adjustments. Going forward, the Company expects the GAAP tax rate for the fourth quarter of Fiscal Year 2013 to be in the 30% range, and to be approximately 27-28% for the full year.

During the third quarter, the Company finalized the settlement of the first $50 million Accelerated Share Repurchase Program (which had been announced in September 2012) and received approximately 235,000 additional shares.

As previously announced on March 14, 2013, the Company authorized a second $50 million Accelerated Share Repurchase Program. On March 15, 2013, $50 million was paid out and an initial allotment of approximately 1.04 million shares was received by the Company. The Company expects to receive additional shares once the program is completed. With regard to a second $50 million 10b5-1 open market program that was also announced in mid-March, PAREXEL purchased approximately

32,200 shares during the third quarter, at a cost of approximately $1.3 million. Taking into account Fiscal Year activity to date, as of March 31, 2013, approximately $48.7 million remained available under the $200 million authorized Share Repurchase Program for the purchase of additional shares.

On a segment basis, service revenue for the third quarter of Fiscal Year 2013 was $342.4 million in Clinical Research Services (CRS), $50.6 million in PAREXEL Consulting and Medical Communications Services (PCMS), and $61.5 million in Perceptive Informatics, Inc.

For the nine months ended March 31, 2013, consolidated service revenue was $1,271.3 billion versus $1,003.9 billion in the prior year period, an increase of 26.6%. GAAP operating income for the current nine-month period was $97.8 million, or 7.7% of service revenue, compared with GAAP operating income of $63.3 million, or 6.3% of service revenue in the prior year period. GAAP net income for the nine months ended March 31, 2013 was $65.9 million, or $1.10 per diluted share, compared with GAAP net income of $45.4 million, or $0.75 per diluted share, in the prior year period. Excluding the impact of special items as detailed in the financial charts in both nine month periods, adjusted operating income was $99.2 million or 7.8% of consolidated service revenue for the nine months ended on March 31, 2013, compared with $68.9 million or 6.9% of consolidated service revenue for the nine months ended on March 31, 2012. On an adjusted basis, net income for the nine months ended March 31, 2013 was $71.4 million, or $1.19 per diluted share, compared with $45.5 million or $0.75 per diluted share in the comparable prior year nine month period.

Backlog at the end of March 2013 was approximately $4.50 billion, an increase of 6.6% year-over-year. The reported backlog included gross new business wins in the quarter of $759.7 million, cancellations of $220.6 million, and a negative impact from foreign exchange rates of $123.5 million. The net book-to-bill ratio was 1.19 in the quarter.

Mr. Josef H. von Rickenbach, PAREXEL's Chairman and Chief Executive Officer stated, “I am pleased with our positive third quarter financial results which reflect a maturing backlog and a move into a more normalized project implementation environment. Revenue growth was very strong, our profitability improvement initiatives tracked according to plan, (especially in the Clinical Research Services business), and we delivered strong growth in earnings per share. We continue to be excited about the Liquent acquisition, and the integration has proceeded smoothly and as expected. We also welcome our new colleagues from the HERON Group, an acquisition that we announced today, and which bolsters our commercialization capabilities.”

He continued, “Looking into the future, I am confident about the prospects for PAREXEL. We believe the overall market for our services remains healthy, and our differentiated product and service offerings continue to be well received by clients. The investments that we have made over the years are paying off, and I believe that we have the talent, resources, and infrastructure in place to continue to succeed in the evolving CRO marketplace. We remain committed to our goal of achieving Fiscal Year 2013 earnings per share growth in the range of 44% to 48%, driven by continued revenue growth, effective cost management, margin expansion, and the previously announced stock buyback.”

The Company issued forward-looking guidance for the fourth quarter of Fiscal Year 2013 (ending June 30, 2013), for Fiscal Year 2013, and for Calendar Year 2013 as described in the text and chart below. The guidance takes into account the acquisition of the HERON Group Limited (“HERON”), recent exchange rates, revised tax rates, the estimated impact of the stock buyback program, and the Company's updated overall outlook. For the fourth quarter of Fiscal Year 2013, HERON is expected to contribute between $3.0 and $4.0 million in service revenue, and to contribute between $11.0 and $14.0 million for Calendar Year 2013. The impact of the HERON acquisition is expected to be neutral to earnings for the remainder of Calendar Year 2013. Excluding the amortization of intangibles and certain other costs, the acquisition is expected to slightly accretive.

The Company's guidance is detailed below:

	Guidance Issued 4/30/13	Guidance Issued 1/29/13
Q4 FY 2013 Revenue	$449.0 - $459.0 million
Q4 FY 2013 GAAP EPS	$0.40 - $0.44

FY 2013 Revenue	$1,720.0 - $1,730.0 billion	$1.695 - $1.710 billion
FY 2013 GAAP EPS	$1.51- $1.55	$1.39 - $1.47
FY 2013 Adjusted Diluted EPS	$1.60 - $1.64(a)	$1.48 - $1.56

CY 2013 Revenue	$1,820.0 - $1,850.0 billion	$1.780 - $1.810 billion
CY 2013 GAAP EPS	$1.71 - $1.83	$1.59 - $1.75
CY 2013 Adjusted Diluted EPS	$1.71 - $1.83

(a) Adjusted diluted EPS guidance issued today for Fiscal Year 2013 excludes the impact of certain items that were recorded in the first, second, and third quarters of Fiscal Year 2013, which are detailed in the adjustments column in the financial charts within this release.

In addition to the financial measures prepared in accordance with GAAP, the Company uses certain non-GAAP financial measures. The Company believes that presenting the non-GAAP financial measures contained in this press release assists investors and others in gaining a better understanding of its core operating results and future prospects, especially when comparing such results to previous periods or forecasted guidance, because such measures exclude items that are outside of the Company's normal operations and/or, in certain cases, are difficult to forecast accurately for future periods. Management uses non-GAAP financial measures, in addition to the measures prepared in accordance with GAAP, as the basis for measuring the Company's core operating performance and comparing such performance to that of prior periods and to the performance of its competitors for the same reasons stated above. Such measures are also used by management in its financial and operating decision-making. Non-GAAP financial measures are not meant to be considered superior to or a substitute for the Company's results of operations prepared in accordance with GAAP.

A conference call to discuss PAREXEL's Third Quarter Fiscal Year 2013 earnings, business, and financial outlook will begin at 10:00 a.m. ET on Wednesday, May 1, 2013 and will be broadcast live over the internet via webcast. The webcast may be accessed in the “Upcoming Events” portion of the main page of the Investor Relations section of the Company's website at www.PAREXEL.com. Users should follow the instructions provided to assure that the necessary audio applications are downloaded and installed. A replay of this webcast will be archived on the website approximately two hours after the call and will continue to be accessible for approximately one year following the live event. To participate via telephone, dial +1 (408) 940-3886 and ask to join the PAREXEL International Third Quarter Fiscal Year 2013 earnings conference call.

Certain trended financial information may be found in the Investor Relations section of the Company's website under the “Additional Financials” section.

About PAREXEL International

PAREXEL International Corporation is a leading global biopharmaceutical services organization, providing a broad range of knowledge-based contract research, consulting, and medical communications services to the worldwide pharmaceutical, biotechnology and medical device industries. Committed to providing solutions that expedite time-to-market and peak-market penetration, PAREXEL has developed significant expertise across the development and commercialization continuum, from drug development and regulatory consulting to clinical pharmacology, clinical trials management, medical education and reimbursement. Perceptive Informatics, Inc., a subsidiary of PAREXEL, provides advanced technology solutions, including medical imaging, to facilitate the clinical development process. Headquartered near Boston, Massachusetts, PAREXEL operates in 78 locations in 52 countries around the world, and ended the March quarter with 14,275 employees. The acquisition of HERON, which was announced in a separate press release that was issued today, added approximately 140 individuals, bringing headcount to approximately 14,400 employees. For more information about PAREXEL International visit www.PAREXEL.com.

PAREXEL, Perceptive Informatics, Liquent, and HERON are registered trademarks of PAREXEL International Corporation or its affiliates.

This release contains “forward-looking” statements regarding future results and events, including, without limitation, statements regarding expected financial results, future growth and customer demand. For this purpose, any statements contained herein that are not statements of historical fact may be deemed forward-looking statements. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” “appears,” “estimates,” “projects,” “will,” “would,” “could,” “should,” “targets,” and similar expressions are also intended to identify forward-looking statements. The forward-looking statements in this release involve a number of risks and uncertainties. The Company's actual future results may differ significantly from the results discussed in the forward-looking statements contained in this release. Important factors that might cause such a difference include, but are not limited to, risks associated with: actual operating performance; actual expense savings and other operating improvements resulting from recent and anticipated restructurings; the loss, modification, or delay of contracts which would, among other things, adversely impact the Company's recognition of revenue included in backlog; the Company's dependence on certain industries and clients; the Company's ability to win new business, manage growth and costs, and attract and retain employees; the Company's ability to complete additional acquisitions, and to integrate newly acquired businesses “including the recent acquisition of Liquent, Inc.”, or enter into new lines of business; the impact on the Company's business of government regulation of the drug, medical device and biotechnology industry; consolidation within the pharmaceutical industry and competition within the biopharmaceutical services industry; the potential for significant liability to clients and third parties; the potential adverse impact of health care reform; and the effects of exchange rate fluctuations and other international economic, political, and other risks. Such factors and others are discussed more fully in the section entitled “Risk Factors” of the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 2012 as filed with the SEC on February 4, 2013, which “Risk Factors” discussion is incorporated by reference in this press release. The Company specifically disclaims any obligation to update these forward-looking statements in the future. These forward-looking statements should not be relied upon as representing the Company's estimates or views as of any date subsequent to the date of this press release.

PAREXEL International Corporation
Consolidated Condensed Statement of Operations
(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31, 2013	March 31, 2012	March 31, 2013	March 31, 2012
Service revenue	$454,493	$355,992	$1,271,314	$1,003,897
Reimbursement revenue	68,958	56,037	197,794	156,592
Total revenue	523,451	412,029	1,469,108	1,160,489
Cost and expenses:
Direct Costs	311,917	241,445	892,646	691,718
Reimbursable out-of-pocket expenses	68,958	56,037	197,794	156,592
Selling, general and administrative	88,038	67,159	229,975	192,506
Depreciation	15,773	15,166	46,030	44,199
Amortization	2,891	2,198	6,018	6,542
Restructuring (benefit) charge	(732)	1,807	(1,150)	5,669
Total costs and expenses	486,845	383,812	1,371,313	1,097,226
Income from operations	36,606	28,217	97,795	63,263
Other expense, net	(773)	(6,275)	(3,370)	(8,445)
Income before income taxes	35,833	21,942	94,425	54,818
Provision for income taxes	6,309	(927)	28,494	9,448
Effective tax rate	17.6%	(4.2)%	30.2%	17.2%
Net income	$29,524	$22,869	$65,931	$45,370

Earnings per common share:
Basic	$0.51	$0.38	$1.12	$0.76
Diluted	$0.50	$0.38	$1.10	$0.75
Shares used in computing earnings per common share:
Basic	58,024	59,652	58,942	59,319
Diluted	59,074	60,494	60,005	60,272

Balance Sheet Information	Preliminary
	March 31, 2013	March 31, 2012	June 30, 2012
Billed accounts receivable, net	$404,956	$362,033	$397,372
Unbilled accounts receivable, net	246,071	281,543	251,845
Deferred revenue	(395,438)	(349,846)	(359,714)
Net receivables	$255,589	$293,730	$289,503

Cash and marketable securities	$288,360	$183,276	$213,579
Working capital	$410,292	$364,072	$359,590
Total assets	$1,693,955	$1,486,708	$1,532,156
Short-term borrowings	$10,002	$5,004	$5,003
Long-term debt	$386,394	$220,805	$211,784
Stockholders' equity	$551,924	$595,889	$609,675

PAREXEL International Corporation
Reconciliation of Non-GAAP Measures
Certain Line Items
(Unaudited)

	Three Months Ended				Three Months Ended
(in thousands, except per share data)	March 31, 2013				March 31, 2012
	GAAP Measure	Adjustments		Non-GAAP Measure	GAAP Measure	Adjustments		Non-GAAP Measure
Selling, general and administrative	$88,038	$(1,446)	(a)	$86,592	$67,159			$67,159
Restructuring (benefit) charge	$(732)	$732	(b)	$—	$1,807	$(1,807)	(e)	$—
Income from operations	$36,606	$714		$37,320	$28,217	$1,807		$30,024
Other expense, net	$(773)	$93	(c)	$(680)	$(6,275)			$(6,275)
Income before income taxes	$35,833	$807		$36,640	$21,942	$1,807		$23,749
Provision for income taxes	$6,309	$866	(d)	$7,175	$(927)	$4,814	(f)	$3,887
Net income	$29,524	$(59)		$29,465	$22,869	$(3,007)		$19,862.00
Diluted earnings per common share	$0.50	$—		$0.50	$0.38	$(0.05)		$0.33
Effective tax rate	17.6%			19.6%	(4.2)%			16.4%

(a) Adjustment includes $1.1 million in legal charges related to disputes and $0.3 million in integration charges related to the acquisition of Liquent, Inc.
(b) Decrease in facility-related charges of $0.7 million related to restructuring plans
(c) Accelerated amortization of deferred financing fees related to credit facility modification
(d) Tax associated with items (a) through (c), and a $0.5 million adjustment due to state valuation allowance release
(e) Restructuring charges include $2.0 million in severance costs offset by a $0.2 million decrease in facilities-related charges
(f) Tax associated with (e) and a $4.2 million benefit in Q3 FY12 due to the favorable conclusion of a tax examination and expiration of statutory periods, primarily in European jurisdictions.

PAREXEL International Corporation
Reconciliation of Non-GAAP Measures
Certain Line Items
(Unaudited)

	Nine Months Ended				Nine Months Ended
(in thousands, except per share data)	March 31, 2013				March 31, 2012
	GAAP Measure	Adjustments		Non-GAAP Measure	GAAP Measure	Adjustments		Non-GAAP Measure
Selling, general and administrative	$229,975	$(2,603)	(a)	$227,372	$192,506	$—		$192,506
Restructuring (benefit) charge	$(1,150)	$1,150	(b)	$—	$5,669	$(5,669)	(e)	$—
Income from operations	$97,795	$1,453		$99,248	$63,263	$5,669		$68,932
Other expense, net	$(3,370)	$(302)	(c)	$(3,672)	$(8,445)	$—		$(8,445)
Income before income taxes	$94,425	$1,151		$95,576	$54,818	$5,669		$60,487
Provision for income taxes	$28,494	$(4,366)	(d)	$24,128	$9,448	$5,580	(f)	$15,028
Net income	$65,931	$5,517		$71,448	$45,370	$89		$45,459.00
Diluted earnings per common share	$1.10	$0.09		$1.19	$0.75	$—		$0.75
Effective tax rate	30.2%			25.2%	17.2%			24.8%

(a) Adjustment includes $1.9 million in legal charges related to disputes and $0.7 million in acquisition and integration charges related to Liquent, Inc.
(b) Decrease in facility-related charges of $1.2 million related to restructuring plans
(c) Adjustment includes $0.4 million gain on facility sale previously impaired and $0.1 million in accelerated amortization of deferred financing fees related to credit facility modification
(d) Tax associated with items (a) through (c), a tax expense for one-time adjustments to deferred tax assets in Q1 FY13, a net $2.7 million expense due to changes in interest, penalties and a valuation allowance in a foreign jurisdiction in Q2 FY13, and a $0.5 million adjustment due to state valuation allowance release in Q3 FY13

(e) Restructuring charges include $4.5 million in severance costs (net of a $1.0 million reduction in the FY10 Plan) and $1.2 million of facility-related costs
(f) Tax associated with item (e) and a $4.2 million benefit in Q3 FY12 due to the favorable conclusion of a tax examination and expiration of statutory periods, primarily in European jurisdictions

PAREXEL International Corporation
Segment Information
Unaudited

	Three Months Ended	Three Months Ended
(in thousands)	March 31, 2013	March 31, 2012

Clinical Research Services (CRS)
Service revenue	$342,387	$263,372
% of total service revenue	75.3%	74.0%
Gross profit	$95,505	$74,852
Gross margin % of service revenue	27.9%	28.4%

PAREXEL Consulting & Medical Communications Services (PCMS)
Service revenue	$50,611	$43,301
% of total service revenue	11.1%	12.2%
Gross profit	$20,187	$18,200
Gross margin % of service revenue	39.9%	42.0%

Perceptive Informatics (PI)
Service revenue	$61,495	$49,319
% of total service revenue	13.6%	13.8%
Gross profit	$26,884	$21,495
Gross margin % of service revenue	43.7%	43.6%

Total service revenue	$454,493	$355,992
Total gross profit	$142,576	$114,547
Gross margin % of service revenue	31.4%	32.2%

Revenue by Geography
The Americas	$231,155	$165,672
Europe, Middle East & Africa	161,747	140,315
Asia/Pacific	61,591	50,005
Total service revenue	$454,493	$355,992

Quarterly Supplemental Financial Data
Service revenue	$454,493	$355,992
Reimbursement revenue	68,958	56,037
Investigator fees	118,051	64,969
Gross revenue	$641,502	$476,998

Days sales outstanding	36	56

Capital expenditures	$18,741	$10,650

PAREXEL International Corporation
Segment Information
Unaudited

	Nine Months Ended	Nine Months Ended
(in thousands)	March 31, 2013	March 31, 2012

Clinical Research Services (CRS)
Service revenue	$960,134	$746,652
% of total service revenue	75.5%	74.4%
Gross profit	$250,671	$207,541
Gross margin % of service revenue	26.1%	27.8%

PAREXEL Consulting & Medical Communications Services (PCMS)
Service revenue	$148,236	$117,404
% of total service revenue	11.7%	11.7%
Gross profit	$59,673	$48,741
Gross margin % of service revenue	40.3%	41.5%

Perceptive Informatics (PI)
Service revenue	$162,944	$139,841
% of total service revenue	12.8%	13.9%
Gross profit	$68,324	$55,897
Gross margin % of service revenue	41.9%	40%

Total service revenue	$1,271,314	$1,003,897
Total gross profit	$378,668	$312,179
Gross margin % of service revenue	29.8%	31.1%

Revenue by Geography
The Americas	$638,634	$443,927
Europe, Middle East & Africa	450,125	408,306
Asia/Pacific	182,555	151,664
Total service revenue	$1,271,314	$1,003,897